  Exhibit 99.1
MabVax Therapeutics and Boehringer Ingelheim Sign Asset Purchase and License Agreement and Related Agreements for an Antibody Development Program Targeting Multiple Solid Tumor Cancers

SAN DIEGO, CA – July 9, 2018 – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage oncology drug development company and Boehringer Ingelheim today announced they have signed an asset acquisition and related agreements centered on MabVax’s program targeting a glycan commonly overexpressed on multiple solid tumor cancers. Boehringer Ingelheim has acquired all rights in and to the program.

MabVax will receive a total of US $11 million in upfront and near-term milestones as well as downstream regulatory milestone payments plus further earn-out payments. The asset acquisition is separate and distinct from other programs under development at MabVax, enabling MabVax to retain all rights to its lead HuMab-5B1antibody program which is in Phase 1 clinical trials as a therapeutic product and as a diagnostic product, as well as other antibody discovery programs from the Company’s rich antibody discovery portfolio targeting other cancer antigens.

MabVax discovered the antibody series at the center of this transaction from biological samples, originally from patients who were vaccinated against their solid tumors with a glycan antigen-containing vaccine. The discovery of fully human antibodies directly from vaccinated cancer patients has potential advantages which include greater specificity and reduced toxicities. MabVax completed and has reported on early preclinical development activities to establish the utility of the program.

“We are very pleased to have Boehringer Ingelheim as a major industry partner to further develop one of our preclinical antibody assets based on our proprietary HuMab technology,” said David Hansen, President and CEO of MabVax Therapeutics. “This agreement with Boehringer Ingelheim recognizes the value of our innovative approach to discovering novel antibodies to diagnose and treat cancer. We have been committed since the founding of the Company to discovering and developing unique fully human antibodies to diagnose and treat patients with cancers where there remain significant unmet medical needs.”

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of pancreatic cancers and in other diseases including small cell lung and GI cancers. CA19-9 plays an important role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of pancreatic cancer. With our collaborators including Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated over 56 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety and specificity for the target. Patient dosing is continuing in Phase 1 clinical studies of MVT-5873 in combination with nab-paclitaxel and gemcitabine to patients newly diagnosed with CA19-9 positive pancreatic cancer, and for the Company's radioimmunotherapy product MVT-1075. Other discovery programs at MabVax are in preclinical development. For additional information, please visit the Company's website, www.mabvax.com.

Forward Looking Statements

This press release contains “forward-looking statements” regarding matters that are not historical facts, including statements relating to the asset acquisition and related agreements centered on the undisclosed program, and what programs remain at MabVax that continue to be under development in the Company’s development pipeline. We have no assurance that all of the product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “potential,” and “early” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2017, as amended, and which may be supplemented in other filings that the Company could submit in the future to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:
Email: MabVaxIR@mabvax.com

Media Contact:
Russo Partners LLC
Phone: 212-845-4272
Email: travis.kruse@russopartnersllc.com